Exhibit 10.40

                          TRANSITION SERVICES AGREEMENT

         This Transition Services Agreement (the "Transition Agreement") is entered into as of the date the last party signs as shown on the signature page hereto, by and among Mentor Corporation, a Minnesota corporation, Mentor Ophthalmics, Inc., a Massachusetts corporation, and Mentor Medical Inc., a
Delaware corporation (collectively "Seller") on the one hand, and Paradigm Medical Industries, Inc., a Delaware corporation ("Purchaser") on the other hand.

                                    RECITALS

         WHEREAS, concurrent with the execution and delivery of this Transition Agreement, Seller is selling and Purchaser is purchasing a cataract surgery system product line consisting of the Mentor(tm) Phacoemulsification S.I.S.tem, the Odyssey(tm) Phacoemulsification System, the Surg-E-Trol(r) System I and System II, and all accessories thereto (collectively, the "Phaco" product line) pursuant to that certain Asset Purchase Agreement, of even date herewith, between Seller and Purchaser (the "Asset Purchase Agreement"); and

         WHEREAS, Purchaser has requested and Seller has agreed to provide certain transition services after the Closing subject to the terms and conditions of this Transition Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. DEFINITIONS. All capitalized terms used in this Transition Agreement which are not otherwise defined herein shall have the meaning set forth for such term in the Asset Purchase Agreement.

         2. COOPERATION OF THE PARTIES. Purchaser has requested Seller to perform the Services (defined below) to assist Purchaser in its efforts to maintain the CE on the acquired products. To help Purchaser achieve this result and to minimize any disruption to the ongoing operations of Seller, the parties agree to cooperate in good faith and shall direct their respective employees to work with the representatives of the other party and to provide such information and other assistance as may be reasonably required in order to fulfill the terms of this Transition Agreement.

         3. ACCESS TO FACILITIES, ASSETS AND PERSONNEL. During the term of this Transition Agreement, Seller shall:

                  (a) Allow Purchaser's employees, agents and contractors to enter onto the premises of Seller as needed, following reasonable prior notice and during normal business hours, or such other time or times as the parties may mutually agree, for the purpose of identifying the Assets, utilizing the Assets for the operation of the business, and arranging for the relocation of the Assets (provided that Purchaser shall be solely responsible for the costs of shipping any such Assets); and

                  (b) Allow Purchaser's employees, agents and contractors to have reasonable access to employees who remain employed by Seller having knowledge or information relevant to the Assets, provided that such access shall not unreasonably interfere with the continued performance of such employees' duties for Seller. Seller shall instruct such employees to cooperate fully with Purchaser. Access to Seller employees shall include the opportunity to hold in person meetings at the facilities of either Seller or Purchaser, provided that Purchaser shall reimburse Seller employees for any expenses reasonably incurred by such employees related to travel undertaken at Purchaser's request, and Seller shall allow such employees the necessary and reasonable time off from work for such travel.

         4. TRANSITION SERVICES. During the term of this Transition Agreement, Seller shall use commercially reasonable efforts to provide on behalf of Purchaser the services set forth in Attachment "A" (the "Services"). The Services shall be performed in a timely and professional manner consistent with service and quality levels maintained by Seller prior to Closing. Purchaser acknowledges that Seller's ability to manufacture products is dependent upon circumstances that are outside of Seller's control, including the availability of materials and components, timing of delivery of such items to Seller, and the willingness of personnel to remain employed by Seller.

         5. KEY EMPLOYEES. On or before October 18, 1999, Purchaser will provide Seller with a list of Key Employees to be attached hereto as Exhibit "B." Seller will use its best efforts to retain the Key Employees pursuant to the termination schedule set forth therein. "Best efforts" shall mean (i) the continuation of the retention packages which Seller previously offered to the Key Employees through termination hereunder, and (ii) not terminating or decreasing the compensation or benefits of any Key Employee except, in each case, for good cause and, except in an emergency, with Purchaser's consent, which consent will not be unreasonably withheld or delayed. In the event the termination schedule changes, Purchaser will notify Seller as soon as practical, and in any case, Purchaser will be responsible for paying the Key Employees for their final two weeks of employment, regardless of whether they received two weeks notice.

         6. COMPENSATION. Purchaser shall reimburse Seller for: (i) incremental, out-of-pocket costs incurred by Seller in providing the Services and such other cooperation and assistance provided by Seller pursuant to this Transition Agreement; (ii) labor costs, which will be based on an hourly rate that reflects the actual salary and benefits for those Key Employees providing Services; (iii) retention benefits for Key Employees accruing between October 22, 1999 and each Key Employee's termination date; and (iv) severance for Key Employees which accrues after October 22, 1999. Purchaser shall not be responsible for: (i) any retention benefits accrued before October 22, 1999, for any of Seller's employees; (ii) any expenses relating to Seller's facilities for any time-period; or (iii) severance for any Seller employee accrued before October 22, 1999. Seller shall submit a monthly invoice for Services rendered during the previous calendar month. Each monthly invoice shall include a detailed accounting of charges and expenses. Purchaser shall remit payment within thirty days from receipt of each monthly invoice.

         7. COMPLIANCE WITH POLICIES AND PROCEDURES. While on the premises of Seller, Purchaser's employees, agents and contractors shall observe all rules, policies and procedures applicable to the employees of Seller working at such site.

         8. CONTINUATION OF FACILITIES AND COMPLIANCE WITH LAW. Seller shall maintain in effect, at its own expense, all leases relating to the facilities, offices and equipment required to provide the Services, and shall, as available resources permit, maintain the same in a reasonable state of repair and operation consistent with past practices and in compliance with all laws, rules and regulations, including, but not limited to, the Occupational Safety and Health Act of 1970, as amended, and all Environmental Laws.

         9. CONFIDENTIALITY. The parties acknowledge that confidential information belonging to a party may be disclosed to the other parties' employees, agents and contractors as a result of the activities contemplated by this Transition Agreement. Each party agrees that the terms of the Confidentiality Agreement, dated August 30, 1999 by and between Seller and
Purchaser (the "Confidentiality Agreement") shall apply to any confidential information disclosed pursuant to this Transition Agreement and each party shall cause its employees or contractors to comply with the terms thereof.

         10. STATUS. Seller shall provide the Services as an independent contractor and Seller's employees shall not for any purpose act as employees or agents of Purchaser.

         11. INDEMNIFICATION. Purchaser shall indemnify and hold harmless Seller, and the officers, directors, employees, agents, successors and assigns of Seller, from and against any liabilities, losses, damages, costs and expenses (including reasonable attorney's fees) ("Damages") incurred by Seller arising out of or related to (i) the use or occupation of the premises or any facilities or equipment of Seller by any employees, agents or contractors of Purchaser, and
(ii) any acts or omissions by any employee, agent or contractor of Purchaser, except and to the extent such Damages are attributable to the negligence or misconduct of Seller.

         12. TERM AND TERMINATION. This Transition Agreement shall commence on the Closing Date and terminate on November 30, 1999. Purchaser may earlier terminate this agreement upon written notice to Seller subject only to completion of its obligations in this Transition Agreement. Purchaser shall have no responsibility for costs incurred after termination in connection with the Services. Seller's sole responsibility is to perform the Services specified herein, in the manner described herein, up to the termination date; Seller shall have no responsibility for maintaining the CE mark on the products during the term of this Transition Agreement or thereafter.

         13. INDEPENDENT SALES REPRESENTATIVES AND DISTRIBUTORS. The parties acknowledge and agree that the agreements between Seller and its Independent Sales Representatives ("ISRs") and International Distributors ("Distributors") have not been assigned to, and no obligations arising under those agreements will be assumed by Purchaser. In order to facilitate Seller's exit from the business, Purchaser will continue to sell Phaco products to those Distributors identified by Seller through and including December 31, 1999.

         14. GENERAL PROVISIONS. Except for the Asset Purchase Agreement and any documents reference therein and the Confidentiality Agreement, this Transition Agreement is the entire agreement between the parties relating to the subject matter hereof, superceding any and all prior agreements between the parties. This Transition Agreement may not be amended except by a written agreement signed by an authorized representative of each party, and is for the benefit of the parties and their permitted assigns. It is not intended to create a benefit for any third parties.

         IN WITNESS WHEREOF, Seller and Purchaser have caused their respective, duly authorized officers to execute this Agreement as of the day and year first above written.

MENTOR CORPORATION                             PARADIGM MEDICAL INDUSTRIES, INC.

BY   Anthony R. Gette                           BY   Thomas F. Motter
     ----------------                                ----------------
     CEO and President                               CEO and President

MENTOR MEDICAL INC.

BY   Loren McFarland
     ---------------
     Secretary/Treasurer

MENTOR OPHTHALMICS, INC.

BY   Loren McFarland
     ---------------
     Secretary/Treasurer

                                  ATTACHMENT A

                               TRANSITION SERVICES

I.       CUSTOMER SERVICE FUNCTIONS:

         Receive  and  process  customer  orders,   provide  technical  customer
         support, including complaint handling and Medical Device Reporting as requested by Purchaser.

II.      LOGISTICS, DISTRIBUTION AND INVENTORY CONTROL:

         In response to customer orders, ship products to such customers and also process returns, maintain consignment inventory records, maintain customer master and item master files, as directed by Purchaser. Upon request from Purchaser, pack and ship to Purchaser the remaining product inventory located at Seller's Norwell and Rockland facilities.

III.     SYSTEMS MAINTENANCE AND SUPPORT:

         Consistent with available resources, maintain and operate all systems, equipment and facilities required to perform the Services, including but not limited to voice and data networks, and desktop applications; provided that Seller shall not be required to purchase additional hardware or software nor shall it be required to employ additional personnel to maintain or support the systems, equipment or facilities.

IV.      Manufacturing and Repair Operations:

         Utilizing  materials  and  components  provided by  Purchaser,
         Seller will use commercially reasonable efforts to manufacture up to 20 phacoemulsification SIStem consoles and carts (subject to the available resources and access to available materials and components) and repair products to the same standards, specifications and quality as previously maintained by Seller.

V.       NOTIFICATIONS:

         Notify all current Phaco-related vendors of the acquisition and further notify vendors in writing that ownership to any Phaco inventory in
         their   possession  has  been   transferred  to  Purchaser  under  this
         Agreement.

                                  ATTACHMENT B

                                  KEY EMPLOYEES

OPHTHALMIC EMPLOYEES
--------------------------------------------------------------------------------

Last Name      First Name    Position                        Tentative Term date
--------------------------------------------------------------------------------
Herrera        Debra         Customer Service Rep.           11/30/99

Baldwin        Bob           Product Specialist              11/30/99

Bird           Michael       Repair Ship/Rec                 11/30/99

Federico       Dick          Purchasing                      11/30/99

Gardner        John          RA/QA/Doc. Control              11/30/99

Johnson        Chris         Mfg. Engineer                   11/30/99

Kerwin         Dolores       Repair Technician               11/30/99

Lindquist      Susan         Prod Specialist Equip. Build    11/30/99

Paananen       Terry         Tech. Serv. Rep./Supervisor     11/30/99

Sprows         William       Director                        11/30/99

Warren         Richard       IT Manager                      11/30/99